AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT










     THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT is made as of this 26th day of June, 1997 by and between SAFECO LIFE INSURANCE COMPANY (the "Company"), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (formerly known as TCI Portfolios, Inc.) (the "Issuer"), the investment adviser of the Issuer, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (formerly known as Investors Research Corporation) ("Investors Research") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

         WHEREAS, the Company, the Issuer and Investors Research are parties to a certain Fund Participation Agreement dated December 19, 1995 (the "Agreement") whereby shares of the Funds (as defined in the Agreement) were made available to serve as investment funding options for the Contracts; and

         WHEREAS, the Company, the Issuer and Investors Research wish to supplement the Agreement as provided herein;

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

         1. Previous Day Pricing Amendment. Section 3(a) of the Agreement shall be amended by deleting the text thereof in its entirety and inserting in lieu therefor the following:

                  "(a) The Issuer hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 3:00 p.m. Central time) and transmitted to the Issuer by 9:00 a.m. Central time on the next following Business Day will be executed by the Issuer at the net asset value determined as of the Close of Trading on the previous Business Day ("Day 1"). Any Orders received by the Company after the Close of Trading, and all Orders that are transmitted to the Issuer after 9:00 a.m. Central time on the next following Business Day, will be executed by the Issuer at the net asset value next determined following receipt of such Order. The day as of which an Order is executed by the Issuer pursuant to the provisions set forth above is referred to herein as the 'Effective Trade Date.'"

         Section 3(c) of the Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu therefor the following:

                  "(c) By 9:00 a.m. Central time on each Business Day, the Company will provide to Investors Research via facsimile or other electronic transmission acceptable to Investors Research a report stating whether the Orders received by the Company from Contract owners by the Close of Trading on the preceding Business Day resulted in the Account being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Investors Research" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Investors Research, its agents or affiliates (hereinafter, "Remote Computer Terminals")."

         2. Compensation and Expenses. The last sentence of Section 5(b)of the Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu therefor the following:

                  "In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Investors Research will pay the Company a fee (the "Administrative Services fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company under this Agreement."

         3. Assignment. Investors Research hereby assigns all of its rights and obligations under the Agreement to Distributor, and Distributor hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to "Investors Research" in the Agreement shall be deemed to refer to the Distributor.

         4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis.
To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement.

         5.       Counterparts.     This  Amendment  No. 1 may be  executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

SAFECO LIFE INSURANCE COMPANY                AMERICAN CENTURY INVESTMENT
                                             MANAGEMENT, INC.


By:       /s/ Gregory Clarke                 By:     /s/ William M. Lyons
        ----------------------                    ------------------------
         Name: Gregory Clarke                      William M. Lyons
         Title:  Vice President                    Executive Vice President



AMERICAN CENTURY VARIABLE                     AMERICAN CENTURY INVESTMENT
PORTFOLIOS, INC.                              SERVICES, INC.


By:       /s/ William M. Lyons                By:      /s/ William M. Lyons
         -----------------------                    -----------------------
         William M. Lyons                           William M. Lyons
         Executive Vice President                   Executive Vice President